SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 26, 2007

UNITED RENTALS, INC.
UNITED RENTALS (NORTH AMERICA), INC.
(Exact name of Registrants as Specified in their Charters)

Delaware	001-14387	06-1522496
Delaware	001-13663	06-1493538
(States or Other Jurisdiction of Incorporation)	(Commission file Numbers)	(IRS Employer Identification Nos.)

Five Greenwich Office Park, Greenwich, CT		06831
(Address of Principal Executive Offices)		(Zip Code)

Registrants’ telephone number, including area code (203) 622-3131

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 26, 2007, the compensation committee of the Board of Directors of United Rentals, Inc. (the “Company”) approved the terms of an amendment (the “Amendment”) to the Service Agreement, dated as of December 4, 2003, between the Company and its Chairman, Bradley S. Jacobs (the “Service Agreement”). The committee approved the Amendment in light of a recent decision by the Company’s management, as part of its review of the Company’s cost structure, to sell all of the Company’s aircraft fractional ownership interests. Prior to the committee’s action, the Service Agreement provided for, among other things:  (i) Mr. Jacobs’ right, during the term of the Service Agreement (the “Term”), to use Company aircraft in accordance with the policy for personal use approved by the Board, (ii) Mr. Jacobs’ right, following the end of the Term, to continue to use Company aircraft over a period of three or more years for up to a maximum of 300 hours, and (iii) Mr. Jacobs’ right, if the Company is unable or unwilling to provide him with the preceding aircraft benefits, to be compensated for the cost of purchasing such benefits in the market place, grossed up for any increased taxes otherwise payable by him.

The Amendment provides that:  (i) the Term will end on the earlier of December 15, 2007 or the occurrence of a change in control of the Company, (ii) Mr. Jacobs’ covenant not to compete with the Company’s equipment rental business for a period of 12 months following the end of the Term will be extended to 18 months, and (iii) Mr. Jacobs’ entitlement to personal use of Company aircraft, both during and following the end of the Term, will be eliminated. In consideration thereof, the Company will pay Mr. Jacobs a total of $6.1 million (inclusive of its tax gross-up obligation to him).

In connection with the foregoing, the Company expects to record a total 2007 charge of approximately three cents per diluted share.

The foregoing summary of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

Exhibit 10.1	Amendment, dated as of June 29, 2007, to Service Agreement, dated as of December 4, 2003, between United Rentals, Inc. and Bradley S. Jacobs

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 29th day of June, 2007.

UNITED RENTALS, INC.

By:	/s/ Roger E. Schwed

Name:	Roger E. Schwed
Title:	General Counsel

UNITED RENTALS (NORTH AMERICA), INC.

By:	/s/ Roger E. Schwed

Name:	Roger E. Schwed
Title:	General Counsel